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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

☐	Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
☐	Form 3 Holdings Reported
☐	Form 4 Transactions Reported

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Meslow John A. (Last) (First) (Middle)		SurModics, Inc. (SRDX)

	1386 Knollwood Lane	4.	Statement for Month/Year				5.	If Amendment, Date of Original (Month/Year)
								September 2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Reporting (Check Applicable Line)
	Mendota Heights MN 55118 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☐	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)	4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at the End of Issuer's Fiscal Year (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

									Amount	(A) or (D)	Price

	Common Stock												28,000*		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)	5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

											(A)	(D)

	Director Stock Option (Right to Buy)		$14.0625*		Previously Reported

	Director Stock Option (Right to Buy)		$25.094*		Previously Reported

	Director Stock Option (Right to Buy)		$34.85		11/21/01				A		1,000

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)	10.	Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	(1)	3/20/10		Common Stock	10,000*		None		10,000*		D

	(2)	9/18/10		Common Stock	2000*		None		2,000*		D

	(3)	11/21/11		Common Stock	1,000		None		1,000		D

Explanation of Responses:

*Adjusted to reflect 2-for-1 stock split effective 12/6/00

(1) Exercisable in annual increments of 2,000 shares each, commencing 3/20/00.

(2) Exercisable in annual increments of 400 shares each, commencing 9/18/00.

(3) Exercisable in annual increments of 200 shares each, commencing 11/21/01.

/s/ John A. Meslow	November 17, 2002
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

CONFIRMING STATEMENT

     This Statement confirms that the undersigned, John A. Meslow, authorized and designated Melodie R. Rose to execute and file with the Securities and Exchange Commission, on the undersigned’s behalf, a Form 5 for the fiscal year ended September 30, 2002, relating to the undersigned’s ownership of or transactions in securities of SurModics, Inc. The authority of Melodie R. Rose under this Statement terminated upon the filing of said Form 5 with the Securities and Exchange Commission. The undersigned acknowledges that Melodie R. Rose has not assumed any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: November 17, 2002.

/s/ John A. Meslow